Exhibit 4.5


                        T. ROWE PRICE TRUST COMPANY

              TRUST AGREEMENT FOR CADMUS THRIFT SAVINGS PLAN


     This TRUST AGREEMENT is made this _____ day of _______, 199__, by and between CADMUS COMMUNICATIONS CORPORATION, a Virginia corporation, hereinafter referred to as the "Plan Sponsor," and T. ROWE PRICE TRUST COMPANY, a Maryland limited trust company, hereinafter referred to as "Price."

                                WITNESSETH

     WHEREAS, the Plan Sponsor sponsors the Cadmus Thrift Savings Plan, a defined contribution plan intended to be a qualified plan under Section 401(a) of the Internal Revenue Code ("Code"), which plan is hereinafter referred to as the "Plan," for the benefit of all those individuals eligible to participate under the Plan terms (including beneficiaries and alternate payees); and

     WHEREAS, prior to January 1, 1995, the Plan provided that the assets thereof would be held in two separate trusts, one trusteed by First Union National Bank and one trusteed by Price; and

     WHEREAS, the Plan Sponsor desires to combine the separate trusts to have all of the Plan assets held by Price for the benefit of Plan participants and beneficiaries entitled to benefits, hereinafter sometimes referred to individually as "Participants," with such Plan assets being invested in, among other things, regulated investment companies and/or collective trust funds sponsored by Price or T. Rowe Price Associates, Inc., which funds are hereinafter referred to as "Price Investment Funds"; and

     WHEREAS, Price has agreed to act as trustee for all of the Plan assets;

     NOW, THEREFORE, the Plan Sponsor and Price agree as follows:


                          ARTICLE I - TRUST FUND

1.1 Trust. The Plan Sponsor hereby establishes with Price a trust account or accounts ("Accounts") consisting of such sums of U.S. currency and such other property acceptable to Price as shall from time to time be contributed to, paid or delivered to Price pursuant to this Trust Agreement at the address specified by Price. The Trust Accounts shall consist solely of Plan assets invested in Price Investment Funds, the Company Stock Fund (as defined in the Plan), the Loan Fund (as defined in the Plan) and/or any other Fund decision provided in the Plan and as agreed in writing to be held by Price pursuant to this Trust Agreement (sometimes referred to collectively as the "Plan Investment Funds"). All such money and property, all investments and reinvestments made therewith and proceeds thereof, less any payments or distributions made by Price pursuant to the terms of this Trust Agreement are referred to herein as the "Trust" and shall constitute a trust for purposes of the Employee Retirement Income Security Act of 1974 ("ERISA"). The Trust shall be held by Price in accordance with the express provisions of this instrument and the requirements of law.

1.2 Custody of Trust Assets. Price is authorized to: (a) hold property hereunder in bearer form or in its own name or the name of its nominee; (b) combine certificates representing investments of the Trust with certificates of the same issue held by Price or other fiduciaries; (c) hold securities in definitive form on a segregated or nonsegregated basis or with a correspondent bank or depository (or nominee of such bank or depository); and
(d) hold obligations of the United States Government and agencies thereof on a book entry basis at the appropriate Federal Reserve bank, but the books and records of Price shall, at all times, show that all such property and securities are held in trust. Price shall not hold any property or securities hereunder in the same account as any individual property of Price. Price is also authorized to appoint a subcustodian to perform any of the above functions.

1.3 Limitations of Price's Duties. With respect to its duties hereunder, Price is a non-discretionary trustee and shall have no duty to: (a) determine or enforce payment of any contribution due under the Plan; (b) inquire into the accuracy of any contribution; (c) determine the adequacy of the funding policy adopted by the Plan Sponsor to meet its obligations under the Plan; (d) look into the propriety of any investment or distribution made under the Plan; or (e) ensure the qualification of the Plan under the Code. Price shall not be deemed to be the administrator, the Plan sponsor or a "named fiduciary" of the Plan as defined in Sections 3(16)(A), 3(16)(B) and 402(a)(2), respectively, of ERISA.


                           ARTICLE II - ACCOUNTS

2.1 Establishing Accounts. Price shall open and maintain a trust Account for that portion of the Plan which is (a) held for the benefit of Former Waverly, Inc. Employees, and (b) invested in Price Investment Funds and/or the Loan Fund (as defined in the Plan).

2.2 Charges Against Accounts. Upon receipt of written instructions from the Plan Sponsor, Price shall charge the Account for any withdrawals, transfers or distributions made under the Plan, for any forfeiture which may be required under the Plan of unvested interests attributable to Plan Sponsor contributions and for any fees which may be charged against the Trust assets.


                 ARTICLE III - INVESTMENT OF TRUST ASSETS

3.1 Investment of Trust Assets. Price shall not have any discretion, and is specifically prohibited from having or exercising any discretion, with respect to the investment of Trust assets. Except as provided in Section 3.3 (Participant Directed Investments) hereof, the Plan Sponsor shall be the "named fiduciary" and shall be solely responsible for giving Price directions as to the investment and disposition of the Trust assets, including, but not limited to, guaranteed investment contracts, bank investment contracts, synthetic investment contracts, certificates of deposit, insurance company annuity contracts and stock of the Plan Sponsor or any affiliate of the Plan Sponsor. Price, unless it has knowledge that an investment direction constitutes a violation of ERISA or any other applicable law, shall be entitled to rely on such direction, and Price shall not review any securities or other assets or make suggestions with respect to the investment, reinvestment, retention or disposition of any Trust assets. Price shall invest and reinvest the Trust's assets only as directed and free from any limitations imposed by state law on investments of trust funds and without distinction between income and principal in any property, including, but not limited to, common and preferred stocks, governmental obligations, equipment, trust certificates, participation certificates, investment companies or trusts (including any investment company or trust which has an investment advisory or other agreement with an affiliate of Price), collateral trust notes, savings and time deposits, commercial paper (including participation in variable amount notes), leasebacks, mortgages and other interests in realty, corporate bonds, debentures, notes and other evidences of indebtedness, secured or unsecured, non-income producing securities or property, options and participation in any group or common trust funds, including any such funds held or maintained by an affiliate of Price, for commingling assets of participating trusts and exempt from Federal income tax, but not limited to, any group or common trust fund which is qualified under the provisions of Section 401(a) of the Code or any successor provisions thereto (the instrument of trust creating any such qualified group or common trust fund, to the extent of the Trust's equitable share thereof, being adopted hereby).

3.2 Written Instruction. Any action of the Plan Sponsor pursuant to any provisions of this Trust Agreement shall be in writing from the Plan Sponsor, and Price shall be fully protected in relying upon such written notification as actions of the Plan Sponsor. The term "Plan Sponsor," as used throughout this Agreement, includes any duly authorized designee of the Plan Sponsor, such as a Plan Administrator or the Benefits Committee (as defined in the Plan), or any individual having apparent authority as such. If written instructions are not received by Price, or if such instructions are received but are deemed by Price to be unclear, upon notice to the Plan Sponsor, Price may elect to hold all or part of any such contribution in cash, without liability for rising security prices or distributions made, pending receipt by it from the Plan Sponsor of written instructions or other clarification. If any contributions received by Price from the Plan Sponsor are less than any minimum which a directed investment requires, Price may hold the specified portion of such contributions in cash, without interest, until such time as the proper amount has been contributed so that the directed investment may be made. Price shall receive all directions or instructions in writing provided that Price may accept oral directions for purchases or sales from the Plan Sponsor or a Participant with subsequent written confirmation.

3.3 Participant Directed Investments. When so instructed by the Plan Sponsor, Price shall invest all of the individual Accounts of any Participant in and/or among the Plan Investment Funds as directed by said Participant. Such directed investments shall be accounted for separately for each Participant. The Plan Sponsor or its designee shall have the duty to select and monitor all investment options made available to Participants under the Plan. The Plan Sponsor shall ensure that all Participants who are entitled to direct the investment of assets in their Accounts previously received or receive a copy of all material describing the Price Investment Funds that is required by law. Delivery of investment directions by the Plan Sponsor in accordance with the instructions of a Participant or by the Participant directly to Price shall entitle Price to assume that the Participant has received all such descriptive material. Each Participant who directs the investment of his Accounts shall be solely and absolutely responsible for the investment, or reinvestment, of any such directed Plan investment held on his behalf in the Trust, and, except as otherwise provided herein, Price shall not question any such direction, review any securities or other such assets, or make suggestions with respect to the investment, reinvestment, retention or disposition of any such assets. Price shall not have any liability or responsibility for diversification of such assets, for any loss to or depreciation of such assets because of the purchase, retention or sale of assets in accordance with a Participant's direction, and the Participant shall have sole responsibility for the overall diversification, liquidity and prudence of the investments of his Accounts. If a Participant fails to direct the investments of his Accounts, Price shall invest his Accounts in accordance with the written directions of the Plan Sponsor.

3.4 Plan Sponsor Directed Investments. The Plan Sponsor, by written direction to Price, is authorized to designate all or a portion of the Trust assets of which the Plan Sponsor will direct investments, and Price may segregate such assets into one or more separate accounts or administer the Trust as one account. Whether or not the Trust is segregated into separate accounts, Price shall invest such portion of the Trust as directed by the Plan Sponsor only to the extent that such instruction is consistent with ERISA and any other applicable legal authority. Price shall have no duty to question any action or direction of the Plan Sponsor or any failure of the Plan Sponsor to give directions, or to review the securities or other investments which are held pursuant to the Plan Sponsor's directions, or to make suggestions to the Plan Sponsor as to the investment, reinvestment, retention or disposition of any such assets. Price shall not have any liability or responsibility for diversification of such assets, or for any loss to or the depreciation of such assets because of the purchase, retention or sale of assets in accordance with the Plan Sponsor's direction. The Plan Sponsor shall have responsibility for the overall diversification of the Trust.

3.5 Price's Liability with Respect to Plan Sponsor or Participant Directed Accounts. Price shall not be liable for, and the Plan Sponsor will indemnify and hold harmless Price (including its affiliates, employees, representatives and agents) from and against, any liability or expense (including counsel fees) because of: (a) any investment action taken or omitted by Price in accordance with any direction of the Plan Sponsor or a Participant; or (b) any investment inaction in the absence of investment directions from the Plan Sponsor or a Participant; or (c) any investment action taken by Price pursuant to an order to purchase or sell securities placed by the Plan Sponsor or a Participant directly with a broker, dealer or issuer.

3.6 Limitations on Investments. Notwithstanding any other provision of this Trust Agreement to the contrary:

     (a) Price may establish such reasonable rules and regulations, applied on a uniform basis to all Participants, with respect to the requirements for, and the form and manner of, effecting any transaction with respect to Participant directed investments as Price shall determine to be consistent with the purposes of the Plan. Any such rules and regulations shall be binding upon all persons interested in the Trust.

     (b) In no event shall Price engage in any transactions that would be prohibited under ERISA.

3.7 "Knowledge" of Price. It is understood that although, when Price is subject to the direction of the Plan Sponsor or a Participant, Price will perform certain ministerial duties ("Ministerial Duties") with respect to the portion of the Trust subject to such direction, such duties do not involve the exercise of any discretionary authority to manage or control Trust assets. Such Ministerial Duties will be performed in the normal course of business by employees of Price, its affiliates, or agents who may be unfamiliar with investment management. It is agreed that Price is not undertaking any duty or obligation, express or implied, to review, and will not be deemed to have any knowledge of or responsibility with respect to, any transaction involving the investment of the Trust as a result of the performance of these Ministerial Duties. Therefore, in the event that "knowledge" of Price shall be a prerequisite to imposing a duty upon or determining liability of Price under the Plan, this Trust Agreement or any law regulating the conduct of directed trustees with respect to the investment of trust assets, as a result of any act or omission of the Plan Sponsor, or any Participant, or as the result of any transaction engaged in by any of them, then the receipt and processing of investment orders and other documents relating to Trust assets by an employee of Price or its affiliates or agents engaged in the performance of purely Ministerial Duties shall not constitute "knowledge" of Price.


                       ARTICLE IV - DUTIES OF PRICE

4.1  Duties of Price.  Price is authorized and empowered with respect to the
Trust:

     (a) To make, execute, acknowledge and deliver any and all documents of transfer and conveyance and any and all other instruments that may be necessary or appropriate to carry out the powers herein granted.

     (b) To register any investment held in the Trust in the name of Price or in the name of a nominee, and to hold any investment in bearer form, but the books and records of Price shall at all times show that all such investments are part of the Trust.

     (c) To employ suitable agents and counsel (who may also be agents and/or counsel for the Plan Sponsor) and to pay their reasonable expenses and compensation.

     (d) To borrow or raise monies for the purpose of the Trust from any source and, for any sum borrowed, to issue its promissory note as Trustee and to secure the repayment thereof by pledging all or any part of the Trust, but nothing contained herein shall obligate Price to render itself liable individually for the amount of any such borrowing; and no person loaning money to Price shall be bound to see the application of money loaned or to inquire into the validity or propriety of any such borrowing.

     Each and all of the foregoing powers may be exercised without a court order or approval. No one dealing with Price need inquire concerning the validity or propriety of anything that is done or need see the application of any money paid or property transferred to or upon the order of Price.

4.2 General Powers. Price shall have all of the powers necessary or desirable to do all acts, take such procedures and exercise all such rights and privileges, whether or not expressly authorized herein, which it may deem necessary or proper for the protection of the Trust and to accomplish any action provided for in this Separate Trust Agreement.

4.3 Valuation of Trust. Price, as of the valuation date, and at such other time or times as is necessary, shall determine the net worth of the assets of the Trust. Price may adopt such methods of valuation as it deems advisable.

4.4 Trust Records. Price shall keep accurate and detailed records of all receipts, investments, disbursements and other transactions required to be performed hereunder with respect to the Trust. Price agrees to treat as confidential all records and other information relative to the Trust. Price shall not disclose such records and other information to third parties except to the extent required by law or as requested in writing by the Plan Sponsor.

4.5 Distributions. At the direction of the Plan Sponsor, Price shall make distributions from the Trust to the Plan Sponsor for the benefit of the Participants and, to the extent agreed to by Price, shall make distributions from the Trust directly to the Participants. Price shall not be liable or responsible for any errors made by the Plan Sponsor with respect to distributions. Price shall be entitled to rely conclusively upon the Plan Sponsor's directions. Notwithstanding any other provision of this Trust Agreement, Price may condition its delivery, transfer or distribution of any Trust assets upon Price's receiving satisfactory assurances that the approval of appropriate governmental agencies or other authorities have been secured and that all notice and other procedures required by applicable law have been satisfied.

4.6 Price's Fees. Price's fees for performing its duties hereunder shall be such reasonable amounts as shall be established by it from time to time. Price shall furnish to the Plan Sponsor its current schedule of fees and give written notice to the Plan Sponsor whenever its fees are changed or revised. Such fees, any taxes of any kind whatsoever which may be levied or assessed upon the Trust, and any expenses incurred by Price in the performance of its duties, including fees for legal services rendered to Price, shall, unless paid by the Plan Sponsor, be paid from the Trust.

4.7 Duties not Assigned. The duties of Price with respect to the Trust are limited to those assumed by Price under the terms of this Trust Agreement. Price shall not be responsible for filing reports, returns or disclosures with any government agency except as may otherwise be required by its duties as Trustee under applicable law.

4.8 Standards for Price's Powers. Notwithstanding any other provision of this Trust Agreement, Price shall discharge its duties hereunder solely in the interest of the Participants and for the exclusive purpose of providing benefits to the Participants and defraying reasonable expenses of administering the Trust, with the skill, care, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims. Price shall perform its duties in accordance with this Trust Agreement insofar as this Trust Agreement is consistent with the provisions of ERISA. To the extent not prohibited by ERISA, Price shall not be responsible in any way for any action or omission of the Plan Sponsor with respect to the performance of its duties and obligations set forth in this Trust Agreement and in the Plan. Price may rely upon such information, direction, action or inaction of the Plan Sponsor as being proper under the Plan or this Trust Agreement and is not required to inquire into the propriety of any such information, direction, action or inaction. To the extent not prohibited by ERISA, Price shall not be responsible for any action or omission of any of its agents, or with respect to reliance upon advice of its counsel (whether or not such counsel is also counsel to the Plan Sponsor), provided that such agents or counsel were prudently chosen by Price and that Price relied in good faith upon the action of such agent or the advice of such counsel.


                  ARTICLE V - DUTIES OF THE PLAN SPONSOR

5.1 Duties of the Plan Sponsor. It is understood that the Plan Sponsor shall be responsible for the performance of the following functions with respect to the Trust:

     (a) Transmitting all Trust contributions made by or on behalf of each Participant in accordance with the instructions of each Participant to Price at such times and in such manner as is mutually agreed between the Plan Sponsor and Price.

     (b) Determining that the contributions made by or on the behalf of each Participant are in accordance with any applicable Federal and state law and regulations.

     (c) Assuring that the Plan maintains qualified status under applicable provisions of the Code.

5.2 Bonding. The Plan Sponsor agrees to obtain and maintain a fiduciary bond and to include as those covered by such bond the employees of the Plan Sponsor, the Plan Administrator and Price, including any of their employees, officers and agents required by law to be so covered. The cost of any such bond shall be paid by the Plan Sponsor.

5.3 Information and Data to be Furnished to Price. The Plan Sponsor shall furnish Price with such information and data relevant to that portion of the Plan as is necessary for Price to properly perform its duties assumed hereunder, including but not limited to a copy of the Plan's qualification letter from the Internal Revenue Service.

5.4 Limitation of Duties. Neither the Plan Sponsor nor any of its officers, directors, partners or agents shall have any duties or obligations with respect to this Trust Agreement, except those expressly set forth herein, in the Plan and in ERISA.

5.5 Qualified Domestic Relations Orders. It shall be the responsibility of the Plan Sponsor to determine whether any domestic relations order is "qualified" in accordance with Code Section 414(p). Price will act only as directed by the Plan Sponsor with respect to the payment of benefits to an alternate payee under any qualified domestic relations order.


           ARTICLE VI - TERMINATION OF SEPARATE TRUST AGREEMENT

6.1 Resignation or Removal of Price. Price may resign at any time upon thirty days prior written notice to the Plan Sponsor and may be removed by the Plan Sponsor at any time upon thirty days' prior written notice to Price. Upon resignation or removal of Price, the Plan Sponsor shall appoint a successor trustee. Upon receipt by Price of written acceptance of such appointment by the successor trustee, Price shall transfer and pay over to the successor the assets of the Trust and all records (or copies) pertaining thereto. Price is authorized, however, to reserve such sum of money or property as it may deem advisable for payment of all fees, compensation, costs and expenses, or for payment of any liabilities constituting a charge on or against the assets of the Trust or on or against Price, with any balance of such reserve remaining after payment of all such items to be paid over to the successor trustee. Upon the assignment, transfer and payment over of the assets of the Trust, and obtaining a receipt thereof from the successor trustee, Price shall be released and discharged from any and all claims, demands, duties and obligations arising out of the Trust and its management thereof, excepting claims based only upon Price's willful misconduct or bad faith or failure to act as a prudent professional, and executing claims for which Price is liable under ERISA. The successor trustee shall hold the assets paid over to it under the terms similar to those of this Trust Agreement under a trust that will qualify under Section 401(a) of the Code. If within thirty days after Price's resignation or removal, the Plan Sponsor has not appointed a successor trustee which has accepted such appointment, Price shall, unless it elects to terminate the Trust pursuant to Section 6.3 hereof, appoint such successor trustee itself.

6.2 Termination of the Trust. Subject to the right of Price to terminate the Trust in accordance with Section 6.3 hereof, this Trust shall continue as to the Plan Sponsor so long as the Plan is in full force and effect. If the Plan ceases to be in full force and effect, this Trust shall thereupon terminate unless expressly extended by the Plan Sponsor.

6.3 Termination of the Trust by Price. Price may elect to terminate the Trust if within thirty days after its resignation or removal pursuant to
Section 6.1 hereof, the Plan Sponsor has not appointed a successor trustee which has accepted such appointment. Termination of the Trust shall be effected by distribution of all assets thereof to the Participants or other persons entitled thereto pursuant to the directions of the Plan Sponsor (or, in the absence of such direction, as determined by Price), subject to Price's right to reserve funds as provided in Section 6.1 hereof. Upon the completion of such distribution, Price shall be relieved from all further liability with respect to all amounts so paid, other than any liability arising out of the Trustee's willful misconduct or bad faith or failure to act as a prudent professional, and executing claims for which Price is liable under ERISA.


                        ARTICLE VII - MISCELLANEOUS

7.1 Purpose. This Trust has been established for the exclusive benefit of the Participants. Except as provided herein or in the Plan, it shall be impossible at any time prior to the satisfaction of all liabilities to the Participants for any part of the principal or income of the Trust, other than such part as is required to pay taxes, administrative expenses or refund contributions as provided herein, to be paid or diverted to the Plan Sponsor or to be used for any purpose whatsoever other than for the exclusive benefit of the Participants.

7.2 Indemnification. The Plan Sponsor shall indemnify and hold harmless Price (including its affiliates, employees and directors) from and against any liability, cost or other expense, including, but not limited to, the payment of attorneys' fees which Price may incur in connection with this Trust Agreement or the Plan unless such liability, cost or expense arises from Price's own willful misconduct or bad faith or failure to act as a prudent professional, and executing claims for which Price is liable under ERISA. Price shall not be obligated or expected to commence or defend any legal action or proceeding in connection with this Trust Agreement unless agreed upon in writing by Price and the Plan Sponsor where Price is entitled to indemnification and unless Price is fully indemnified for doing so to its reasonable satisfaction. Price shall indemnify and hold harmless the Plan Sponsor (including its affiliates, employees or directors) from and against any liability, cost or other expense, including, but not limited to the payment of attorney's fees, where such liability, cost or expense arises from Price's own willful misconduct, bad faith or failure to act as a prudent professional.

7.3 Conflict with the Plan Document. In the event of any conflict between the provisions of the Plan document and this Trust Agreement, the provisions of this Trust Agreement shall prevail.

7.4 Construction. Whenever used in this Trust Agreement, unless the context indicates otherwise, the singular shall include the plural, the plural shall include the singular, and the male gender shall include the female gender.

7.5 Headings. Headings in this Trust Agreement are inserted solely for convenience of reference and shall neither constitute a part of this Trust Agreement, nor affect its meaning, construction or intent.

7.6 Severability. If any provision of this Trust Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision, and this Trust Agreement shall be construed and enforced as if such provision had not been included.

7.7 Return of Contributions. Contributions are conditioned on deductibility under Section 404 of the Code. Price may return amounts to the Plan Sponsor or any affiliate of the Plan Sponsor upon the Plan Sponsor's written direction due to a "mistake of fact" or the disallowance of a deduction as described in Section 403(c) of ERISA. Contributions made by the Plan Sponsor or any affiliate of the Plan Sponsor by "mistake of fact" or the disallowance of a deduction may revert and be paid to the Plan Sponsor within one year after the payment of such mistaken contributions or disallowance. In making such a return of assets to the Plan Sponsor or any affiliate of the Plan Sponsor, Price may accept the Plan Sponsor's written direction as its warranty that such payment is provided for in the Plan and complies with such plan provision and ERISA Section 403(c), and Price need make no further investigation.

7.8 Voting. The Plan Sponsor shall direct Price as to the manner in which it shall:

     (a) vote in person or by proxy, general or special, any securities held in the Trust;

     (b) exercise conversion privileges, subscription rights and other options; and

     (c) participate in or dissent from reorganizations, tender offers or other changes in property rights.

     Notwithstanding the foregoing and Section 7.9 of this Trust Agreement, Price shall follow any directions of the Plan Sponsor in the performance of these functions only to the extent that following such directions would not violate the provisions of ERISA.

7.9   Qualifying Employer Securities.

     (a) General. The Trustee shall exercise all voting or tender offer rights with respect to any qualifying employer securities, as defined in
Section 407(d)(5) of ERISA (individually, "Qualifying Employer Security" and collectively, "Qualifying Employer Securities") held by it in accordance with instructions from Participants made pursuant to the Plan. Each Participant shall be a named fiduciary within the meaning of Section 403(a)(1) of ERISA for the purpose of directing the voting and tendering of Qualifying Employer Securities allocated to his Account. Each Participant may direct the Trustee, confidentially, how to vote or whether or not to tender the Qualifying Employer Securities representing shares allocated to the individual account of that Participant. Upon timely receipt of direction, the Trustee shall vote or tender all such shares of Qualifying Employer Securities as directed by the Participants. The Plan Sponsor shall use reasonable procedures to inform Participants as to what action will be taken in the absence of such affirmative instructions. In the case of a tender offer or other right or option with respect to Qualifying Employer Securities, a Participant who does not issue valid directions to the Trustee to sell, offer to sell, exchange or otherwise dispose of such Qualifying Employer Securities shall be deemed to have directed the Trustee that such shares allocated to that Participant's individual account shall remain invested in Qualifying Employer Securities. The Plan Sponsor shall provide the Trustee with all information and assistance that the Trustee may reasonably request in order for the Trustee to perform its duties hereunder.

     (b) Plan Sponsors Not Opting to Comply with ERISA Section 404(c) Regulations. If the Plan Sponsor does not opt to comply with ERISA Section 404(c) and the regulations issued thereunder in any given year, the Plan Sponsor shall direct the Trustee how to vote shares of Qualifying Employer Securities for which no Participant direction is received. Other than as provided for in Section 7.9(a) with respect to tender offers, the Plan Sponsor will not instruct the Trustee that the shares remain unvoted.

     (c) Plan Sponsors Opting to Comply with ERISA Section 404(c) Regulations. If the Plan Sponsor opts to comply with ERISA Section 404(c) and the regulations issued thereunder, the Plan Sponsor shall complete Exhibit A on an annual basis within a reasonable time prior to the date of any shareholder meeting for Qualifying Employer Securities. Upon receipt of a properly executed Exhibit A, the Trustee shall not vote those Participant's shares for which no instruction is received. If the Employer fails to file an Exhibit A certification with the Trustee, the Trustee shall follow the procedures established in Section 7.9(b) of this Trust Agreement

7.10 Nonalienation of Benefits. No rights or claims to any of the monies or other assets of the Trust shall be assignable, nor shall such rights or claims be subject to garnishment, attachment, execution or levy of any kind; and any attempt to transfer, assign or pledge the same, except as specifically permitted by law, shall not be recognized by Price.

7.11 Amendments. The Plan Sponsor and Price may amend this Trust Agreement at any time by a written agreement between them; provided, however, that no such amendment shall make it possible for any part of the corpus or income of the Fund to be used or diverted to purposes other than the exclusive benefit of Participants and defraying reasonable expenses of administering the Plan and Trust.

7.12 Inspection of Plan Records by Plan Sponsor. Price agrees to permit the Plan Sponsor to inspect the records of the Trust maintained by Price during regular business hours and to permit the Plan Sponsor to audit the same upon the giving of reasonable notice to Price. Price further agrees that it will provide the Plan Sponsor with information and records that the Plan Sponsor may reasonably require in order to perform audits of said records.

7.13 Law Governing. This Agreement shall be administered, construed and enforced according to the laws of the State of Maryland and applicable Federal law.

7.14 Merger, Consolidation or Transfer. In the event of the merger, consolidation or transfer of any portion of the Trust to a trust fund held under any other plan, Price shall dispose of all or part, as the case may be, of the Trust, in accordance with the written directions of the Plan Sponsor, subject to the right of Price to reserve funds as provided in Section 6.1 hereof.

7.15 Price as Successor Trustee. If Price is acting as a successor trustee with respect to the Trust, the Plan Sponsor shall indemnify Price against all liabilities with respect to the Trust arising prior to the appointment of Price and its acceptance thereof.

7.16 Successors and Assigns. This Trust Agreement shall be binding upon the successor and assigns of the parties hereto.

7.17 Effective Date. This Trust Agreement shall generally be effective as of January 1, 1995, but shall only be effective with respect to Plan assets held by First Union National Bank as of the date of transfer to T. Rowe Price Trust Company of such assets which are to be held in trust pursuant to this Trust Agreement but in any event no earlier than the later of January 1, 1995, or the date Price executes this Agreement. This Trust Agreement replaces and supercedes that certain Separate Trust Agreement dated November 5, 1993.


     IN WITNESS WHEREOF, the Plan Sponsor and Price have caused their duly authorized officers to execute this Trust Agreement on the date(s) herein below written.


ATTEST:                       CADMUS COMMUNICATIONS CORPORATION


___________________________       By:
               (SEAL)



                                        Title and Date



ATTEST:                       T. ROWE PRICE TRUST COMPANY


___________________________       By:
               (SEAL)



                                        Title and Date

                               EXHIBIT A TO
                       THE TRUST AGREEMENT BETWEEN
                    THE T. ROWE PRICE TRUST COMPANY AND
                     CADMUS COMMUNICATION CORPORATION


          Certification of Compliance with ERISA Section 404(c)
                        and Applicable Regulations


     The Plan Sponsor shall certify the following in writing within a reasonable time prior to any shareholder meeting for Qualified Employer
Securities:


          I represent that I am a Plan fiduciary of the (Name of Plan) ("Plan"). In such capacity, I hereby certify that the Plan is in compliance with ERISA Section 404(c) and the Regulations issued thereunder.